EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-120866, 333-120867, 333-139539, 333-139543, and 333-188591 on Form S-8 of our reports dated February 24, 2017, relating to the financial statements and financial statement schedule of Neenah Paper, Inc. and subsidiaries, (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Neenah Paper, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 24, 2017